Exhibit 99.1

Trex Company Announces First-Quarter-2009 Results

Ends Quarter with $19.5 Million Cash Balance, No Borrowings against Revolver and Improved Operating Cash Flow

Gains New Customers and Expands Distribution Presence in U.S. and Canada

WINCHESTER, Va.--(BUSINESS WIRE)--April 30, 2009--Trex Company, Inc. (NYSE: TWP), manufacturer and distributor of Trex® decking, railing, fencing and trim, today announced financial results for the first quarter ended March 31, 2009.

Net sales for the first quarter of 2009 totaled $67.7 million compared to net sales of $119.5 million for the 2008 first quarter. The Company reported a net loss for the 2009 first quarter of $3.1 million, or $0.21 per diluted share, compared to net income of $7.5 million, or $0.50 per diluted share, for the first quarter of 2008.

On January 1, 2009, Trex adopted FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion.” The adoption of the pronouncement, which requires retrospective application, resulted in the recognition of $1.6 million of additional non-cash interest expense, an $0.11 EPS reduction, in the first quarter of 2009 compared to $1.4 million, a $0.10 EPS reduction, in the first quarter of 2008. The Company expects to recognize total non-cash interest expense of approximately $6.8 million for the year ending December 31, 2009 compared to $5.7 million for the year ended December 31, 2008.

President and CEO Ronald W. Kaplan commented, “As anticipated, we experienced a significant shift in purchasing patterns in the first quarter as customers ordered more based on pull-through demand and held inventories lower than in past years due to the tough economy. We continue to expect increased pull-through demand in the spring and summer months, which will shift a larger proportion of our sales activity into the second and third quarters of 2009.

“While our intense, company-wide focus on enhancing Trex’s operations resulted in improved manufacturing yields and lower costs, the positive gross margin impact of these improvements and the price increases that went into effect at the beginning of 2009 were offset by lower levels of capacity utilization. During the quarter, our operating cash flow was strong. We ended the period with a cash balance of $19.5 million and have not needed to utilize the revolver since May 2008. We are therefore quite pleased with the execution of our cash management strategy.

“During the quarter, we began the launch of several new products and will complete this effort by the end of June. This includes our expanded Trex Artisan Series Railing®, whose modular construction gives consumers the flexibility to mix and match colors and styles to achieve their optimal design. Our new introductions include decorative balusters, a charcoal black railing system and a graspable handrail system that meets the requirements of the Americans with Disabilities Act. We are also in the process of introducing our new, easy-to-install privacy fencing product, Trex Surroundings™, targeted to the do-it-yourself segment of the market.

“Innovative products such as these are helping Trex increase our already-leading market share and position us to thrive once the economy improves. Over the past several months, we have won key customers, expanded our presence throughout the U.S., and extended our category position in Canada. We are especially excited about launching Trex Profiles™, a new deep-grained board with a structured profile that represents an exceptional value to consumers, with a major home improvement retailer in the West Coast.

“New customers have been converted by the added value Trex provides across our product portfolio as well as by our technical, marketing, customer support and inventory management practices. Trex’s financial strength is another key differentiator since distributors and dealers are eager to align themselves with companies they can count on to be here when the economic downturn is over.”

Mr. Kaplan continued, “Turning now to our guidance for the second quarter – the shift in purchasing patterns is now clearly evident. Based on the order flow we are seeing, we expect net sales to approximate $85 million for the second quarter.”

First-Quarter-2009 Conference Call and Webcast Information

Trex will hold a conference call to discuss its first-quarter-2009 results on Thursday, April 30, 2009 at 10:00 a.m. ET. To participate in the live call by telephone, please dial 706-634-1218 and reference conference ID #94427625. A live webcast of the conference call will also be available to all investors in the Investor Relations section of the Trex Company website at www.trex.com. The call will also be simulcast at www.streetevents.com.

For those who cannot listen to the live broadcast, the webcast will be available on Trex’s website for 30 days. A telephone replay of the call will also be available for seven days, beginning at approximately 1:00 p.m. ET on April 30. To listen to the telephone replay, dial 706-645-9291 and enter conference ID #94427625.

About Trex Company

Trex Company is the nation’s largest manufacturer of composite decking, railing and fencing, with more than 15 years of product experience. Built on “green” principles and values, Trex makes its products from a unique formulation of reclaimed wood and waste plastic, combined through a proprietary process. Trex decking, railing and fencing offer significant design flexibility with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. In addition, Trex distributes ultra-low maintenance PVC decking under the trademark Trex Escapes® and PVC trim under the trademark TrexTrim™. For more information, visit the Company’s website, www.trex.com. Trex®, Trex Escapes®, TrexTrimTM, Trex Artisan Series Railing®, Trex Surroundings™ and Trex Profiles™ are trademarks of Trex Company, Inc., Winchester, Va.

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products; the sensitivity of the Company's business to general economic conditions; the Company's ability to obtain raw materials at acceptable prices; the Company's ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. The Company's report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2009 discusses some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

TREX COMPANY, INC.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2008	2009
	(As Adjusted)

Net sales	$119,529	$67,650

Cost of sales	87,253	50,896

Gross profit	32,276	16,754

Selling, general and administrative expenses	20,308	16,550

Income from operations	11,968	204

Interest expense, net	4,347	3,440

Income (loss) before income taxes	7,621	(3,236)

Provision (benefit) for income taxes	86	(120)

Net income (loss)	$7,535	$(3,116)

Diluted earnings (loss) per common share	$0.50	$(0.21)

Diluted weighted average common shares outstanding	14,955,837	15,011,376

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(unaudited)

	31-Dec-08	31-Mar-09
	(As Adjusted)

ASSETS
Current assets:

Cash and cash equivalents	$23,189	$19,548
Accounts receivable	13,555	19,988
Inventories	69,397	61,135
Prepaid expenses and other assets	5,518	3,991
Income taxes receivable	2,554	201
Deferred income taxes	2,538	2,538
Total current assets	116,751	107,401
Property, plant and equipment, net	176,336	172,521
Goodwill	6,837	6,837
Other assets	7,557	6,917
Total assets	$307,481	$293,676
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable and accrued expenses	$37,666	$27,247
Accrued warranty	12,310	9,145
Current portion of long-term debt	1,293	1,321
Total current liabilities	51,269	37,713
Deferred income taxes	2,028	2,028
Accrued taxes	2,640	2,519
Non-current accrued warranty	9,546	10,814
Debt-related derivatives	2,069	1,935
Long-term debt, net of current portion	100,201	101,498
Total liabilities	167,753	156,507
Stockholders’ equity:
Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	--	--
Common stock, $0.01 par value, 40,000,000 shares authorized; 15,310,343 and 15,396,583 shares issued and outstanding at December 31, 2008 and March 31, 2009, respectively	153	154
Additional paid-in capital	92,825	93,307
Accumulated other comprehensive loss	(1,092)	(1,018)
Retained earnings	47,842	44,726
Total stockholders’ equity	139,728	137,169
Total liabilities and stockholders’ equity	$307,481	$293,676

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2008	2009
	(As Adjusted)
OPERATING ACTIVITIES
Net income (loss)	$7,535	$(3,116)
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	8,239	7,734
Other non-cash charges, net	670	928
Changes in operating assets and liabilities	(33,757)	(6,529)

Net cash used in operating activities	$(17,313)	$(983)

INVESTING ACTIVITIES	$(3,971)	$(2,007)

FINANCING ACTIVITIES	$21,284	$(651)

Net increase (decrease) in cash and cash equivalents	$-	$(3,641)
Cash and cash equivalents at beginning of period	$66	$23,189

Cash and cash equivalents at end of period	$66	$19,548

CONTACT:
Trex Company, Inc.
James Cline, 540-542-6300
Chief Financial Officer
or
Lippert/Heilshorn & Associates
Harriet Fried, 212-838-3777